                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

          This Employment Agreement (this "Agreement") is made and entered into effective as of January 1, 2006, by and between OLYMPIC STEEL, INC., an Ohio corporation (the "Company"), and DAVID A. WOLFORT ("Executive").

          WHEREAS, the Company desires to continue to employ Executive in the position of President and Chief Operating Officer of the Company, and Executive desires to accept such employment, on the terms and subject to the conditions hereinafter set forth; and

          WHEREAS, Executive has valuable knowledge and experience relating to the Company's businesses and the industries in which it operates, and the parties desire to provide for his services to the Company on the terms set forth herein.

          NOW, THEREFORE, in consideration of the respective covenants and agreements of the parties herein contained, the Company and Executive agree as follows:

          1. Term of Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein for the period commencing as of the date hereof and expiring on January 1, 2011 (the "Employment Period"). The Employment Period shall automatically be renewed on January 1, 2011 for a period of an additional three years from such date unless, not later than July 1, 2010, the Company or Executive has given notice to the other party that it or he, as the case may be, does not wish to have the Employment Period extended. Such extension shall be included in the defined term Employment Period. In any case, the Employment Period may be terminated earlier under the terms and conditions set forth herein.

          2. Position and Duties. Executive is the President and Chief Operating Officer of the Company and reports to the Chief Executive Officer and the Board of Directors for the Company, and is presently a member of the Board of Directors. In this position, Executive has the responsibility for the general management and operation of the Company and the performance of such other executive services and duties as shall be reasonably assigned to and requested of him by, and subject to the direction and supervision of, the Chief Executive Officer and the Board of Directors of the Company. Executive shall serve in any position and office with the Company as the Board of Directors of the Company (the "Board") may determine from time to time. However, Executive shall always remain as President and at the level of a senior executive officer of the Company. During the Employment Period, Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and serve the Company in its business and perform his duties to the best of his ability.

          3. Compensation.

          (a) Salary. During the Employment Period, Executive shall receive a base salary at the rate of Five Hundred Fifty Thousand Dollars ($550,000) per year (the "Base Salary"). Executive's salary may be adjusted, although any such adjustment shall be at the sole discretion of the Board of Directors of the Company or any duly authorized Committee thereof, including but not limited to the Compensation Committee. Notwithstanding the foregoing, in no

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event shall Executive's salary be adjusted below the Base Salary Amount. Such salary shall be payable in accordance with the normal policies of the Company for payment of its senior executives.

          (b) Benefits Generally. During the Employment Period, Executive shall be eligible to participate in all welfare and benefit plans which are currently maintained or established, or which may be established and maintained in the future, by the Company for its senior executives generally (subject, however, to all of the terms and conditions thereof, including any eligibility requirements therefor), including but not limited to: (i) group life insurance coverage; (ii) hospitalization or disability insurance coverage, (iii) retirement plans, including but not limited to any supplemental executive retirement plan, (iv) long term incentive and equity-based plans; and (v) the reimbursement plan for financial services and tax planning. For purposes of this Agreement, no benefit shall be considered to have accrued as of any date under any welfare or benefit plan referred to in this Section 3(b) if such benefit remains subject to a discretionary determination under the terms of such plan as of such date.

          (c) Expenses. The Company shall reimburse Executive for reasonable direct expenses incurred by him on behalf of the Company in the performance of his duties during the Employment Period. Executive shall furnish the Company with such documentation as is requested by the Company in order for it to comply with the Code and regulations thereunder in connection with the proper deduction of such expenses.

          (d) Bonus Plan. During the Employment Period, Executive shall be eligible for a performance bonus under the Senior Management Compensation Program Plan of 2005, as such plan may be amended by the Board from time to time, or such other bonus plan that replaces such plan (the "Bonus Plan"), in such amount and based on the Company's performance against specific target levels as is determined by the Board of Directors of the Company or any duly authorized Committee thereof, including but not limited to the Compensation Committee of the Board.

          If the Company is required to restate its annual financial statements for any fiscal year and such restatement would reduce the bonus payment for the period covered by such financial restatement by more than 5%, Executive shall reimburse the Company for the difference between the bonus actually paid and the bonus payable under the restated financial statement. Executive shall make such reimbursement not later than sixty (60) days after the restated financial statements have been made final and disclosed to the public.

          (e) Long Term Incentive Plan. During the Employment Period, Executive shall be eligible to participate in any Long Term Incentive plan ("LTI"), as any such plan may be created or amended by the Board from time to time.

          4. Termination of Employment.

          (a) Events of Termination. The Employment Period shall terminate immediately upon the occurrence of any of the following events:


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               (i) the death of Executive;

               (ii) upon receipt by Executive of the Company's written notice of intent to terminate due to Disability (the "Disability Effective Date");

               (iii) voluntary termination by Executive of his employment with the Company;

               (iv) upon receipt by the Executive of the Company's written notice that specifies the reasons for termination for Good Cause; or

               (v) thirty (30) days after Executive's receipt of the Company's written notice terminating Executive at any time other than for Good Cause, Death or Disability, for any reason or no reason.

          For purposes of Section 4, expiration of the Employment Period upon a notice of the Company under Section 1 that it does not wish to extend the Employment Period shall be deemed a termination for Good Cause, pursuant to
Section 4(a)(iv) and expiration of the Employment Period upon a notice of Executive under Section 1 that he does not wish to extend the Employment Period shall be deemed a resignation of Executive pursuant to Section 4(a)(iii).

          (b) Notice of Termination. Any termination by the Company for Good Cause (except for the failure by the Company to extend the Employment Period beyond January 1, 2011) shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) specifies the Termination Date (as defined below). The failure or omission by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company's rights hereunder.

          (c) Termination Date. "Termination Date" means (i) if Executive's employment is terminated by the Company for Good Cause, the date of termination of employment that is set forth in the Notice of Termination (which shall not be earlier than the date on which such notice is given), (ii) if Executive's employment is terminated by the Company other than for Good Cause or Disability, or Executive resigns, the date on which the Company or Executive notifies Executive or the Company, respectively, of such termination, or such later date as may be specified by the terminating party in such notice, and (iii) if Executive's employment is terminated by reason of death or Disability, the date of death of Executive or the Disability Effective Date, as the case may be.


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          5. Obligations of the Company upon Termination.

          (a) Discharge Other than for Good Cause or Disability. Executive shall be entitled to the severance benefits specified in this Section 5(a) if, during the Employment Period, the Company terminates Executive's employment for any reason other than for Good Cause or Disability. In any such case:

               (i) Accrued Benefits. Executive shall be entitled to any:

                    (A) incremental Base Salary at the rate then in effect otherwise payable through the Termination Date to the extent not previously paid, which shall be paid in a lump sum in cash within thirty (30) calendar days from the Termination Date;

                    (B) Annual Bonus which has been earned and accrued but remains unpaid which shall be paid in the same form and at the same time as such Annual Bonus, if any, is paid to other senior executive officers as further provided under Section 5(a)(ii)(B);

                    (C) benefits provided for in Section 3(b) which have accrued up to and including the Termination Date, subject to the terms and conditions of the welfare and benefit plans referenced in Section 3(b); and

                    (D) reimbursement of reasonable expenses incurred up to and including the Termination Date under the terms of Section 3(c).

               (ii) Continuation of Benefits. Provided Executive has executed and delivered to the Company a Release and Waiver of Claims and Executive refrains from revoking, rescinding or otherwise repudiating such Release and Waiver of Claims for all applicable periods during which Executive may revoke it, during the period ending on the earlier of the Termination Date of this Agreement, a breach by Executive of any obligation set forth in Section 6, or twenty-four (24) months following the Company's termination under Section 5(a), Executive shall be entitled to continue to receive:

                    (A) an amount equal to Executive's Base Salary then in effect, which shall be paid in equal monthly or more frequent installments, as determined by the Company commencing thirty (30) days after the Termination Date;

                    (B) an Annual Bonus, if any, determined as follows:

                         (i) if the other senior executive officers are not entitled to an Annual Bonus payment with respect to the fiscal year of the Company, then Executive shall not be paid an Annual Bonus for such year; or

                         (ii) if the other senior executive officers are entitled to an Annual Bonus payment with respect to the fiscal year of the Company, then, at the discretion of the Compensation Committee, the Executive may be paid a portion of the Annual Bonus that otherwise would have been payable to Executive had he remained employed throughout such year, in the same form and on the same date(s) as payment is made to the other senior executive officers, in an amount prorated by multiplying said


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     amount by a fraction where the numerator equals the number of complete months in such partial year during which Executive was employed and the denominator equals twelve; and

                    (C) any benefits provided for in Section 3(b) under substantially the same terms and conditions, including the cost, if any, to Executive, subject to generally applicable changes to the level, and cost, of coverage that may be made with respect to senior executive officers, provided that such continuation shall not be required hereunder to the extent that Executive is entitled, absent any individual waivers or other arrangements, to receive during such period the same type of coverage from another employer or recipient of Executive's services.

          (b) Death or Disability.

               (i) Accrued Benefits. Executive or his estate or beneficiaries, hereunder, as appropriate, in the event of the death of the Executive, shall be entitled to the severance benefits specified in this Section 5(b) if, during the Employment Period, Executive's employment with the Company terminates as a result of Executive's death or Disability under Section 4(a)(i) or 4(a)(ii). In either such case, Executive shall be entitled to any (i) incremental Base Salary, (ii) Annual Bonus which has been earned and accrued but remains unpaid which shall be paid in the same form and at the same time as such Annual Bonus, if any, is paid to other senior executive officers, (iii) benefits provided for in Section 3(b) which have accrued up to and including the Termination Date, subject to the terms and conditions of the welfare and benefit plans referenced in Section 3(b), and (iv) reimbursement of reasonable expenses incurred up to and including the Termination Date under the terms of Section 3(c). After the Termination Date, Executive shall no longer be eligible to participate in any of the welfare or benefit plans referenced in Section 3(b), except to the extent and on the terms that participation in any such plan by former employees is expressly provided for by the terms of such plan.

               (ii) Continuation of Benefits. In addition to the Accrued Benefits payable under Section 5(b)(i), Executive or his estate or beneficiaries, hereunder, as appropriate, in the event of the death of the Executive, shall be entitled to twelve (12) month's Base Salary payable in equal monthly or more frequent installments, as determined by the Company. Further, Executive's surviving spouse, if any, and minor children shall be eligible to continue to participate in the Company's health insurance programs, at the expense of the Company, for twelve (12) months after the death or Disability of Executive. After such one-year period, Executive's dependents shall be entitled to participate in any insurance program of the Company to the extent required by federal or state law. No provision of this Agreement shall limit any of Executive's (or his beneficiaries') rights under any insurance, pension or other benefit programs of the Company for which Executive shall be eligible at the time of such death or disability.

          (c) Discharge for Good Cause or Resignation. If Executive's employment with the Company is terminated by Executive on a voluntary basis under Section 4(a)(iii) or is terminated by the Company for Good Cause under Section 4(a)(iv), Executive shall be entitled to (i) payment of incremental Base Salary only through the Termination Date and thereafter such salary shall end and cease to be payable, (ii) at the discretion of the Compensation Committee, payment of any Annual Bonus which has been earned and accrued but remains unpaid which


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shall be paid in the same form and at the same time as such Annual Bonus, if any, is paid to other senior executive officers, but in no event shall any portion of any subsequent Annual Bonus be deemed to have been earned and accrued, (iii) receive any benefits provided for in Section 3(b) which have accrued up to and including the Termination Date, subject to the terms and conditions of the welfare and benefit plans referenced in Section 3(b), and (iv) reimbursement of reasonable expenses incurred up to and including the Termination Date under the terms of Section 3(c). After the Termination Date, Executive shall no longer be eligible to participate in any of the welfare or benefit plans referenced in Section 3(b), except to the extent and on the terms that participation in any such plan by former employees is expressly provided for by the terms of such plan.

          (d) No Further Obligations. Except as expressly set forth in this
Section 5, Executive shall not be entitled to any other payments or benefits under this Agreement as a result of the termination of Executive's employment.

          6. Restrictive Covenants.

          (a) Non-Competition. While employed by the Company and for a period of twenty-four (24) months after ceasing to be so employed (the "Restricted Period") for whatever reason, Executive shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, partner, director, consultant or other position, or have any financial interest in with (i) any steel service center or distributor conducting business within those portions of the United States wherein the Company is conducting business on the Termination Date, or
(ii) a business engaged in direct competition with any other significant business carried on by the Company on the Termination Date. In no event shall ownership of less than five (5) percent of the equity of a corporation, limited liability company or other business entity, standing alone, constitute a violation hereof.

          (b) Non-Solicitation. During the Restrictive Period, Executive shall not directly, indirectly or through an affiliate: (i) solicit, induce, divert, or take away or attempt to solicit, induce, divert or take away any customer, distributor, or supplier of the Company; (ii) solicit, induce, or hire or attempt to solicit, induce, or hire any employee of the Company or any individual who was an employee of the Company on the Termination Date and who has left the employment of the Company after the Termination Date within one year of the termination of such employee's employment with the Company, or (iii) in any way directly or indirectly interfere with such relationships.

          (c) Confidentiality.

               (i) Executive shall keep in strict confidence, and shall not, directly or indirectly, at any time while employed by the Company or after ceasing to be so employed, disclose, furnish, publish, disseminate, make available or, except in the course of performing his duties of employment hereunder, use for his benefit or the benefit of others any Confidential Information. Executive specifically acknowledges that all Confidential Information, in whatever media or form maintained, and whether compiled by the Company or Executive, (1) derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, (2) that reasonable efforts


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have been made by the Company to maintain the secrecy of such information, (3)
that such information is the sole property of the Company, and (4) that any disclosure or use of such information by Executive while employed by the Company (except in the course of performing his duties and obligations hereunder for the Company) or after ceasing to be so employed shall constitute a misappropriation of the Company's trade secrets.

               (ii) Notwithstanding the provisions of Section 6(c)(i), Executive may disclose the Confidential Information to anyone outside of the Company with the Company's express written consent, or Confidential information that: (i) is at the time of receipt or thereafter becomes publicly known through no wrongful act of Executive; or (ii) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.

               (iii) In addition to the above provisions of Section 6(c), all memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by Executive or made available to Executive concerning the business of the Company will be delivered to the Company at any time on request.

          7. Binding Agreement; Successors. This Agreement shall inure to the benefit of and be binding upon Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's spouse, or if is spouse does not survive him, to Executive's estate. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company, whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement). The Company shall require any such successor to assume and agree to perform this Agreement.

          8. Notice. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when hand delivered, (b) one business day after being sent by recognized overnight delivery service, or (c) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, and in each case addressed as follows (or addressed as otherwise specified by notice under this Section):

               (i)  If to the Company, to:

                    Olympic Steel, Inc.
                    5096 Richmond Road
                    Bedford, Ohio 44146
                    Attention: Chief Executive Officer


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                    With a copy to:

                    Olympic Steel, Inc.
                    5096 Richmond Road
                    Bedford, Ohio 44146
                    Attention: Chairman, Compensation Committee

               (ii) If to Executive, to:

                    David A. Wolfort
                    70 Ridgecreek Trail
                    Moreland Hills, Ohio 44022

          9. Withholding. The Company may withhold from any amounts payable under or in connection with this Agreement all federal, state, local and other taxes as may be required to be withheld by the Company under applicable law or governmental regulation or ruling.

          10. Amendments; Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, and is signed by Executive and an officer of the Company specifically designated by the Board of the Company or its Compensation Committee to execute such writing. No delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          11. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the conflict of law principles of such State.

          12. Equitable Relief. Executive and the Company acknowledge and agree that the covenants contained in Section 6 are of a special nature and that any breach, violation or evasion by Executive of the terms of Section 6 will result in immediate and irreparable injury and harm to the Company, for which there is no adequate remedy at law, and will cause damage to the Company in amounts difficult to ascertain. Accordingly, the Company shall be entitled to the remedy of injunction, as well as to all other legal or equitable remedies to which the Company may be entitled (including, without limitation, the right to seek monetary damages), for any breach, violation or evasion by Executive of the terms of Section 6.

          13. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event that any provision of Section 6 is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise its discretion in reforming such provision to the end that Executive shall be subject to such restrictions and obligations as are reasonable under the circumstances and enforceable by the Company.


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          14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          15. Headings; Definitions. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Certain capitalized terms used in this Agreement are defined on Schedule A attached hereto.

          16. No Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except as provided in
Section 7.

          17. Entire Agreement; No Other Arrangements. This Agreement contains the entire agreement between the parties with respect to the employment of Executive and supersedes any and all other agreements, either oral or in writing, with respect to the employment of Executive, with the exception of the Management Retention Agreement entered into between the Company and Executive on or about April 20, 2000 which shall remain in full force and effect. In the event of any conflict between the Agreement and the Management Retention Agreement, the terms of the Management Retention Agreement shall prevail. Executive acknowledges that, in executing this Agreement, he has not relied on any representations not set forth in this Agreement. Executive represents that his employment by the Company will not violate any other agreement by which Executive is bound.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        OLYMPIC STEEL, INC.


                                        By:
                                            ------------------------------------
                                        Name: Michael D. Siegal
                                        Title: Chief Executive Officer


                                        -------------------------------------
                                        DAVID A. WOLFORT
                                        ("Executive")


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                                   SCHEDULE A

                               CERTAIN DEFINITIONS

     As used in this Agreement, the following capitalized terms shall have the following meanings:

     "Affiliate" of a specified entity means an entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the entity specified.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Confidential Information" means confidential business information of the Company and its customers and vendors, without limitation as to when or how Executive may have acquired such information. Such Confidential Information shall include, without limitation, the Company's sales figures, profit or loss figures or other information related to the Company's internal financial statements, customers, clients, suppliers, vendors and product information, sources of supply, customer lists or other information, selling and servicing methods and business techniques, product development plans, sales and distribution information, business plans and opportunities, or corporate alliances and other information concerning the Company's actual or anticipated business or products, or which is received in confidence by or for the Company from any other person.

     "Disability" means the inability of Executive for a continuous period of ninety (90) days or for one hundred and eighty (180) days in the aggregate during any twelve (12) month period to perform any material portion of the duties of his position hereunder on an active full-time basis by reason of a disability condition. The Company and Executive acknowledge and agree that the material duties of Executive's position are unique and critical to the Company and that a disability condition that causes Executive to be unable to perform the essential functions of his position under the circumstances described above will constitute an undue hardship on the Company. Notwithstanding the foregoing, Executive shall not be disabled provided that all of the following conditions have been satisfied:

               (a) after receipt of the Company's written notice of intent to terminate due to Disability, Executive shall have the right within ten (10) days to dispute the Company's ability to terminate him under this section;

               (b) within ten (10) days after exercising such right, Executive shall submit to a physical exam by the Chief of Medicine of any major hospital in the metropolitan Cleveland area;

               (c) such physician shall issue his written statement to the effect that in his opinion, based upon his diagnosis, Executive is capable of resuming his employment and devoting his full time and energy in discharging his duties within ten (10) days after the date of such statement; and

               (d) the Executive returns to work on a full-time basis and devotes his energy in discharging his duties.

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     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

     "Good Cause" means a reasonable determination by the Board made in good faith (without the participation of Executive) of the Company, pursuant to the exercise of its business judgment, that any one of the following events has occurred:

               (a) Executive is found by the Board to have engaged in (1) willful misconduct, (ii) willful or gross neglect, (iii) fraud, (iv) misappropriation, or (v) embezzlement in the performance of his duties hereunder;

               (b) Executive has materially breached the provisions of Section 6 or any other material provision of this Agreement and fails to cure such breach within ten (10) days following written notice from the Company specifying such breach which notice from the Company shall be provided within thirty (30) days after said breach;

               (c) Executive is found by the Board to have failed to provide reasonable cooperation with any federal government or other governmental regulatory investigation, the reasonableness of such cooperation to be determined by reference to statutory and regulatory authorities, Federal Sentencing Guidelines, and relevant case law interpretations;

               (d) Executive signs or certifies statements required to be made pursuant to Sarbanes-Oxley Sections 302 and 906, or other similar rules or regulations then in effect, which turn out to be false or inaccurate in any material respect; provided, however, that the Board has made a reasonable determination in good faith that the Executive knew or should have known that such statements were false or inaccurate in any material respect;

               (e) Executive has been indicted by a state or federal grand jury with respect to a felony, a crime of moral turpitude or any crime involving the Company (other than pursuant to actions taken at the direction or with the approval of the Board) and a special committee of the Board, chaired by an outside director appointed by the Chair of the Audit Committee, considers the matter, makes a recommendation to the Board to terminate Executive's employment for Good Cause, and the Board concurs in that recommendation; or

               (f) Executive is found by the Board to have engaged in a material violation of the Code of Conduct of the Company as then in effect.

     "Release and Waiver of Claims" means a written release and waiver by Executive, to the fullest extent allowable under applicable law and in form reasonably acceptable to the Company, of all claims, demands, suits, actions, causes of action, damages and rights against the Company and its Affiliates whatsoever which he may have had on account of the termination of his employment, including, without limitation, claims of discrimination, including on the basis of sex, race, age, national origin, religion, or handicapped status, and any and all claims, demands and causes of action for severance or other termination pay. Such Release and Waiver of Claims shall not, however, apply


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     to the obligations of the Company arising under this Agreement, any indemnification agreement between Executive and the Company, any retirement plans, any stock option agreements, COBRA Continuation Coverage or rights of indemnification Executive may have under the Company's Articles of Incorporation or Code of Regulations (or comparable charter document) or by statute.

     "Sarbanes-Oxley" means the Sarbanes-Oxley Act of 2002.


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